Exhibit 10.33

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

April 16, 2019

Milk Makeup, LLC

450 West 15th st
New York, NY 10011

Dear Milk Makeup,

Sephora Beauty Canada, Inc. (“Sephora”) is pleased to confirm the distribution of Milk Makeup, LLC (“Vendor” on August 1, 2019, (the “Launch Date”).

This letter and the accompanying general terms and conditions (the “Agreement”) constitute the entire agreement between Sephora and the Vendor with respect to the sale of the Products in Sephora stores in Canada and on the sephora.ca website. The Agreement cannot be changed except in writing signed by both parties. Please confirm your acceptance to the terms of the Agreement by signing and returning one copy of the terms and conditions.

Should you have any questions regarding this Agreement, please do not hesitate to call me.

We look forward to sharing in a profitable business relationship together.

Sincerely,

Jane Nugent, VP Merchandising Canada

CC:	Kavitha Thomas, Sr. Director Sephora

Jennifer Tavone, Sr. Merchant

Milk Makeup Vendor Agreement

1.	Fees and Payment Terms:

a.	Vendor shall sell Products to Sephora at a trade discount of [***] off suggested retail price plus applicable sales taxes from [***] through the initial exclusivity period which ends [***] as set forth in Section 7(h) of this Agreement. The parties agree to begin the re-negotiation of the vendor trade discount in good faith at least sixty (60) days prior to the end of the initial exclusivity period. Should an agreement not be made before the initial exclusivity period ends, the vendor trade discount shall automatically revert to [***] on [***] and shall remain at [***] until a different vendor trade discount is agreed upon by both parties in writing. Vendor will be responsible for all export and import clearances to ship Products to Canada, including freight, duty, taxes, excise and other associated costs and levies from and subsequent to Vendor’s distribution center to the point of delivery at Sephora’s warehouse (Delivery Duty Paid Destination). Risk of loss to remain with Vendor until Products are accepted by Sephora.

b.	Net 30 days subject to [***] in Sephora’s sole discretion (F.O.B. Destination).

c.	Currency: All payments required to be made pursuant to this Agreement and all currency referred to herein shall be in Canadian dollars (CAD) unless otherwise specified in writing by the parties.

2.	Promotions: Vendor agrees to participate in Sephora Beauty Insider promotions.

3.	Retail Sales: Sephora provides monthly sales results of Vendor thru EDI report 852 (Sales and Inventory Reporting).

4.	Orders and Invoices: Vendor is required to use, at its own cost and responsibility, EDI for both Purchase Orders (850), Invoices (810), Electronic Packing List/Advanced Ship Notices (856), and corresponding Barcoded Carton Labels (GS1-128). Sephora encourages the use of one of its preferred third-party EDI transmission partners, a list of which may be provided upon request.

5.	In addition to the above, Vendor will be solely responsible for the following:

a.	Returns: Full reimbursement to Sephora for all discontinued, homeless, or recalled Product(s) is required within thirty (30) days from the return of such Product(s) by Sephora. Reimbursement for discontinued, homeless, and recalled Product shall mean the full cost of the Product paid by Sephora, including any shipping, store, and distribution center fees associated with the return of such Product. Sephora reserves the right to delay new Product launches until such time as the reimbursement is received.

b.	Testers: Sephora is entitled to create testers from Product inventory as needed by store personnel and Vendor will reimburse Sephora, on a monthly basis, for the full amount paid by Sephora of such testers. In the case of termination, Sephora has no obligation to return any testers and all testers will be destroyed in field. The foregoing provision (Section 5(b)) is not applicable to Vendor’s Product(s) if such products are sold only on the sephora.com and/or sephora.ca websites.

c.	Damages: Vendor will reimburse Sephora, on a monthly basis, for any defective or damaged Products, including returns by Sephora customers which cannot be re-sold. Reimbursements will be at full cost of the Product paid by Sephora. Such defective or damaged Product that has already arrived at Sephora “brick-and-mortar” retail stores (“Sephora Store(s)”) cannot be returned and will instead be destroyed and properly disposed of at Sephora Stores.

d.	[***]

e.	Disputes: If Vendor disputes, in good faith, the amount of any chargeback described herein, Vendor must notify Sephora in writing of its objection within one (1) year of the date of such chargeback.

f.	In-Store Collateral: In the event that Vendor’s Products are sold in Sephora Store locations, the cost of shelf inserts, seasonal updates, graphics, customer glorifiers, or any permanently branded fixtures or space in the store, including new stores will be the responsibility of Vendor, but all physical items associated with such costs constitute the property of Sephora. All costs of in-store collateral incurred by Vendor are non-refundable and non-reimbursable. The foregoing provision (Section 5(e)) is not applicable to Vendor’s Products if such products are sold only on the sephora.com and/or sephora.ca websites.

g.	Animations: In the event that Vendor’s Products are sold in Sephora Store locations, opportunities for enhanced products exposure in our stores for specific temporary promotions, and the costs associated with creating the special display collateral, can be mutually agreed to on a case-by-case basis. The foregoing provision (Section 5(f)) is not applicable to Vendor’s Products if such products are sold only on the sephora.com and/or sephora.ca websites.

Milk Makeup Vendor Agreement

h.	Set-off Costs: Sephora is entitled at all times to set-off any amount owing from Vendor to Sephora against amounts payable to Vendor hereunder.

i.	Training: As and when requested by Sephora, Vendor will provide necessary training and support in applicable Sephora stores. The educational materials and presentations provided by Vendor will be based on the training guidelines provided by Sephora Education and provided in advance to Vendor.

j.	Co-op: Co-op contribution for Product exposure in Sephora catalogues and other printed and digital marketing vehicles will be negotiated by the parties on a case-by case basis; however, Sephora does not guarantee any level of Product exposure. Sephora agrees that Vendor will remain an important brand in the colour department and commits to work collaboratively with Vendor to develop strong brand and new product launch support strategies. This may include the inclusion of Vendor on Sephora.ca emails, animation exposure in store and opportunities to participate in Sephora’s various sampling and marketing initiatives.

k.	Sampling Programs: Vendor agrees to participate in Sephora sampling programs, including but not limited to Beauty Insider sampling.

6.	Code of Conduct. Vendor and Vendor’s personnel shall comply with Sephora’s Brand Relations Handbook at all times, which includes but is not limited to Sephora’s Supplier’s Code of Conduct and Trouble Lane Guidelines at all times.

7.	Vendor and Sephora further agree as follows:

a.	Compliance with Laws: The Vendor will perform this Agreement in accordance with all applicable federal and provincial laws and regulations, including maintaining all applicable permits, licenses, consents, authorizations and approvals necessary to perform its obligations under this Agreement.

b.	Intellectual Property: Vendor hereby grants Sephora a fully-paid, royalty-free, non-exclusive and non-assignable license to reproduce, distribute, display, perform and otherwise use Vendor’s name, logo, trademarks, Product information, and/or other intellectual property (“Vendor IP”) for purposes of advertising, promotion and trade of Vendor Products during the term of this Agreement, throughout the world. Vendor shall not use Sephora’s name, logo, trademarks, or other intellectual property (“Sephora IP”) without Sephora’s prior written consent. All intellectual property (“IP”) supplied to the other party under this Agreement shall belong to and remain the sole property of the owner and neither party shall have the right to acquire any right to copy, reproduce or use the other party’s IP except in connection with and in accordance with this Agreement.

c.	Content Usage Rights: Vendor may also provide to Sephora photographs, videos, text, and/or other materials for purposes of advertising, promotion and trade (collectively, “Content”) for Sephora’s consideration. Vendor hereby grants to the Licensed Parties a nonexclusive license to reproduce, distribute, exhibit, display, perform and otherwise use the Content, edited or altered as the Licensed Parties see fit, during the term of this Agreement, throughout the world, as follows (collectively, the “Permitted Media/Uses”): (a) on any website owned or controlled by any of the Licensed Parties (including, without limitation, www.sephora.com and www.sephora.ca), (b) on or through any social media channel/platform that is owned, controlled, or managed by any of the Licensed Parties (e.g. Facebook page(s), Snapchat story(ies), lnstagram page(s), Twitter feed(s), Tumblr post(s)/blog(s), You Tube channel(s), etc.), (c) in Sephora-branded retail stores (d) on any mobile application owned or controlled by any of the Licensed Parties (including, without limitation, Sephora’s Android, iPhone, or iPad applications), (e) in email/mobile marketing materials, (f) in press and publicity materials, and (g) at sales meetings and for intracompany, research, file, reference, publicity and award purposes. Vendor shall have no right to inspect or approve the manner in which the Licensed Parties use the Content as permitted hereunder. The Licensed Parties shall be under no obligation to actually make any use of the Content, and the Licensed Parties reserve the right to remove and cease using any Content at any time, for any reason whatsoever or for no reason. The Licensed Parties shall have the right, but not the obligation, to credit the Content to Vendor in a manner to be determined by the Licensed Parties.

Notwithstanding the foregoing, any Vendor IP or Content placed during the term of the Agreement may remain on display/exhibition or in circulation following termination (including without limitation on any website and/or social media platform) for purposes of liquidating Vendor product as described in Section 8 or as part of a historical feed, or archival purposes and shall not give rise to a claim against Sephora nor impose upon Sephora the obligation to request or require removal or cessation of any such display, exhibition, or circulation.

d.	Representations and Warranties: Vendor represents and warrants that (a) Vendor has the full right and authority to enter into this Agreement and to grant the rights granted herein and shall provide Sephora with relevant documentation evidencing the same upon request; (b) all statements, descriptions, claims, demonstrations, illustrations and endorsements about any Products or services provided by Vendor and included in any Content are true, accurate and not misleading; (c) Vendor’s Products, services, and the Content comply with all applicable laws, regulations and industry guidelines; and (d) Vendor’s Products, services and the Content, and the Licensed Parties’ use of the products, services and Content as set forth in this Agreement, will not violate or infringe upon the rights of any third party.

Milk Makeup Vendor Agreement

e.	Indemnification: Vendor agrees to indemnify, hold harmless and defend, at its expense, damages, losses, judgments, amounts agreed upon in settlement, costs and expenses (including reasonable attorney fees) that Sephora and its parent companies, each of the officers, directors, employees, representatives, agents, successors and assigns may suffer or incur that may arise out of or relate to (i) any actual or alleged infringement or misappropriation by Vendor of any patent, copyright, trademark, service mark, trade name, trade secret, right of publicity or privacy or any other proprietary or intellectual property right of any third party; (ii) any Product liability, personal injury or property damage claim of any kind relating to any Vendor Product and related packaging, promotional or advertising materials; (iii) any negligence or misconduct on the part of Vendor; (iv) any failure by Vendor to comply with or the breach of any governmental or regulatory law, rule, regulation, decision, ruling or ordinance of any kind to which Vendor may be subject; (v) any claim that the statements, descriptions, claims, demonstrations, illustrations and endorsements about any Products or services provided by brand are untrue, inaccurate or misleading; (vi) an actual or claimed breach of any of Vendor’s representations, warranties, or agreements hereunder. This Section 7(e) shall survive termination of this Agreement.

f.	Confidentiality: Vendor and Sephora understand and acknowledge that in the course of Vendor’s dealings with Sephora, both parties may be exposed to certain proprietary information or materials of the other, which constitute and/or contain extremely important proprietary and Confidential Information of that party. For purposes of this Agreement, “Confidential Information” means any and all information disclosed to, or otherwise acquired or observed by, a party, including its directors, officers and employees, from the disclosing party, relating to the business of the disclosing party, whether communicated in writing, orally, electronically, photographically, or in recorded or any other form, including, but not limited to, all sales and operating information, customer lists and customer information, existing and potential business and marketing plans and strategies, Vendor information, financial information, cost and pricing information, data, media, know-how, designs, drawings, specifications, source codes, object codes, technical information, concepts, reports, methods, processes, techniques, operations, devices, and the like, whether or not the foregoing information is patented, tested, reduced to practice, or subject to copyright. Confidential Information shall not include information that (i) is or becomes generally available to the public without breach of any obligation to the disclosing party; (ii) was available to the recipient on a non-confidential basis as shown in written records prior to its disclosure to recipient by the disclosing party; (iii) becomes available to recipient on a non-confidential basis from a source other than the disclosing party; provided that such source is not bound by a confidentiality agreement with the disclosing party or is not otherwise prohibited from transferring the information to recipient by a contractual, legal or fiduciary obligation; or (iv) is independently developed by recipient without any use of or benefit from the Confidential Information and such independent development can be documented by recipient with written records. Vendor and Sephora shall each keep all such Confidential Information in confidence and protect that Confidential Information with the same degree of care it uses to keep its own similar information confidential, but in no event may it use less than a reasonable degree of care, and neither party may disclose the Confidential Information to any third party without the prior written consent of the disclosing party, unless compelled by law. If a party discloses (or threatens to disclose) any Confidential Information of the other in breach of this Agreement, the disclosing party shall have the right, in addition to any other remedies available to it, to seek injunctive relief to enjoin such acts, it being acknowledged by the parties that any other available remedies may be inadequate.

g.	Insurance: Vendor will maintain insurance, at its expense, with a reputable insurance carrier, to cover Vendor’s obligations hereunder, including without limitation, commercial general liability insurance with limits of at least $2,000,000 per occurrence and $5,000,000 in the aggregate and provide Sephora with a certificate of insurance evidencing such coverage upon Sephora’s request. Vendor shall include Sephora as an additional insured on all such policies as applicable. All insurance maintained by Vendor shall be primary and noncontributory with respect to any insurance maintained by Sephora.

h.	Exclusivity: Vendor will sell all of its Products exclusively through Sephora Store locations or online through the sephora.com and/or sephora.ca websites. Notwithstanding the foregoing, Vendor may develop its own e-commerce website for retail sales. Vendor will not permit its Products to be sold through any other distribution channel. This right of exclusivity in favor of Sephora will commence on the Launch Date indicated above and (unless this Agreement is earlier terminated by Sephora as provided below) will continue for an initial period of [***] If this Agreement has not been terminated by Sephora as provided below on the third anniversary of Launch Date, this right of exclusivity will then renew automatically for additional consecutive one (1) year periods. This right of exclusivity will expire on termination of the Agreement to the extent provided below.

Milk Makeup Vendor Agreement

8.	Account Termination: Sephora reserves the right in its sole and absolute discretion to terminate this Agreement and the Vendor’s account at any time. Upon termination, Vendor is responsible for accepting return of all remaining Product in Sephora’s possession and reimbursing Sephora at full cost paid by Sephora. Vendor will also reimburse Sephora for the amount paid for any and all outstanding returns, testers and damaged or defective Product. If any suit or action is instituted to enforce payment for reimbursement, Vendor agrees to pay all costs of collection incurred by Sephora in exercising or preserving any rights or remedies in connection with the enforcement and administration of this payment or following a default by Vendor, including but not limited to, reasonable attorneys fees. Notwithstanding the foregoing, Sephora reserves the right to begin immediately liquidating such Product at whatever price, and using whatever promotional materials, Sephora determines, in its sole discretion, to be necessary, including but not limited to the donation or resell of product to third parties, including liquidators, distributors, and resellers. Any right of exclusivity will terminate on the earlier to occur of either the date on which Vendor takes delivery of all unsold, returned, tester and damaged Product as required hereunder or the date on which Sephora has liquidated or destroyed all unsold, returned, tester and damaged Product (with notice to Vendor). Vendor acknowledges that the costs incurred in complying with its requirements in this Agreement (including without limitation the costs of shelf inserts, seasonal updates and graphics on permanently branded fixturing and the cost reimbursement of Product returns, damages, and testers) are a cost of doing business at Sephora and are not under any circumstances refundable or reimbursable by Sephora. Therefore, in the event of a termination of this Agreement for any reason, whether terminated by Vendor or Sephora, Vendor agrees that it shall not look to Sephora to be reimbursed for any of Vendor’s costs incurred during its business relationship with Sephora.

9.	Miscellaneous: This Agreement is governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein. This Agreement may not be assigned by the Vendor without the prior written consent of Sephora. The relationship of the Vendor to Sephora under this Agreement is that of an independent contractor. The parties agree neither party hereto constitutes to the other party hereto as its agent, joint venture or franchisee and neither party has the express or implied authority to bind the other party. No terms, provisions, or conditions of any purchase order will have any effect on the obligations of the parties under or otherwise modify this Agreement.

IN WITNESS WHEREOF, the parties executed this Agreement through their duly authorized representatives, effective as of the first date below written (“Effective Date”).

SEPHORA BEAUTY CANADA, INC.

By:
Name: Jane Nugent		Date
Title: VP Merchandising, Canada

Milk Makeup

By:	May 16, 2019
Name: JP Mcarry		Date
Title: General Manager, International

GST/HST Registration (if applicable):

QST Registration (if applicable):

AMENDMENT to Vendor Terms Agreement

Tim Coolican
President
Milk Makeup, LLC
450 West 15th Street
New York, NY 10011

Dear Tim,

This letter serves as an AMENDMENT to and forms part of the Vendor Terms Agreement between Milk Makeup and Sephora Beauty Canada, Inc. (“Sephora”), effective May 6, 2019, hereinafter referred to as the “Agreement.” A copy of the Agreement has been included with this letter for your reference. This amendment is meant to replace and supersede the amendment entered into between Vendor and Sephora on January 24, 2020. To the extent that any of the terms and conditions contained in this AMENDMENT may contradict or conflict with any of the terms or conditions of the attached Agreement, it is expressly understood and agreed that the terms of this AMENDMENT shall take precedence and supersede the attached Agreement.

For good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and effective March 1, 2021, the parties wish to amend the Agreement as follows:

1.	Section 1(a) in the “Fees and Payment Terms” Section is deleted and replaced with the following:

Vendor trade discount is suggested retail less [***] Sephora will be responsible for freight and all export and import clearances to ship Products to Canada. Vendor will be responsible for duty, taxes, excise and other associated costs and levies and subsequent to Vendor’s distribution center to the point of delivery at Sephora’s warehouse. Risk of loss to remain with Vendor until Products are accepted by Sephora. Vendor is responsible for the cost of freight and duty for all return-to- vendor (RTV) shipments of Vendor’s Products.

2.	Exclusivity, as outlined in Section 7(h) of the Agreement, is hereby extended [***]

3.	Section 5(d) Testers and Damages [***] section is hereby deleted in its entirety and replaced with the following:

The reimbursement by Vendor to Sephora with respect to testers and damages (see clauses above for explanation of such costs) shall be [***] of Vendor’s product from that month. “Net Retail Sales” shall mean Sephora’s gross retail sales online and in store of Vendor’s products, less client returns and sales tax.

By executing this AMENDMENT, Milk Makeup agrees to these terms and acknowledges that all other terms of the Agreement remain intact and in full force and effect. Please have a duly authorized representative sign where indicated and return a copy of this letter to our offices

We look forward to continuing to partner with you!

Best,

Jane Nugent

SVP Merchandising, Sephora Beauty Canada, Inc.

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CC:
Rosie Pouzar, VP Finance
Martin St Pierre, VP Supply Chain
Kavitha Thomas, Sr Director Makeup

Enclosed: Vendor Terms Agreement
IN WITNESS WHEREOF, the parties executed this Agreement through their duly authorized representatives, effective as of the date below.

Milk Makeup, LLC:

By:	Date:	3/25/2021

Name:	Steve Nguyen

Title:	CFO

Sephora Beauty Canada, Inc.:

By:	Date:

Name: Gregory Bruyer

Title: GM Sephora Canada

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